EXHIBIT 15.1

Awareness Letter of Independent Registered Public Accounting Firm

The Board of Directors

TD Ameritrade Holding Corporation

We are aware of the incorporation by reference in the following Registration Statements of TD Ameritrade Holding Corporation:

(1)	Registration Statement (Form S-8 No. 333-132016)

(2)	Registration Statement (Form S-8 No. 333-105336)

(3)	Registration Statement (Form S-8 No. 333-99353)

(4)	Registration Statement (Form S-8 No. 333-86164)

(5)	Registration Statement (Form S-8 No. 333-77573) pertaining to the Associates’ 401(k) Profit Sharing Plan and Trust

(6)	Registration Statement (Form S-8 No. 333-160073)

(7)	Registration Statement (Form S-3 No. 333-185286)

of our report dated August 7, 2013 relating to the unaudited condensed consolidated interim financial statements of TD Ameritrade Holding Corporation that are included in its Form 10-Q for the quarter ended June 30, 2013.

/s/ ERNST & YOUNG LLP

Chicago, Illinois

August 7, 2013